Exhibit 2.1

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 3 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of September 29, 2017, is made by and among Citrix Systems, Inc., a Delaware corporation (“Citrix”), GetGo, Inc., a Delaware corporation and wholly-owned subsidiary of Citrix (“SpinCo”), LogMeIn, Inc., a Delaware corporation (“Parent”), and Lithium Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of July 26, 2016, by and among Citrix, SpinCo, Parent and Merger Sub (the “Agreement”).
WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and
WHEREAS, the parties have each authorized and approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Determination of Net Adjustment. That Section 3.05(c) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(c) In the event that Citrix believes that (i) the SpinCo Closing Report prepared by Parent does not accurately reflect all or any portion of the SpinCo Cash Amount, SpinCo Working Capital, SpinCo Deferred Revenue or SpinCo Indebtedness at Closing, (ii) the Final Working Capital Adjustment, the SpinCo Deferred Revenue Surplus and/or the Final Net Adjustment Amount were incorrectly calculated by Parent, and/or (iii) the SpinCo Closing Report was not prepared in the manner required by this Agreement, Citrix shall prepare and deliver to Parent a written notice of dispute by no later than September 30, 2017 (the “Dispute Notice”), which Dispute Notice shall set forth in reasonable detail the basis for the dispute. In the event that Citrix does not deliver a Dispute Notice to Parent within the time period required by the immediately preceding sentence, then the SpinCo Closing Report prepared by Parent, including the SpinCo Cash Amount, SpinCo Working Capital, SpinCo Deferred Revenue, SpinCo Indebtedness, Final Working Capital Adjustment, Final SpinCo Deferred Revenue Surplus and Final Net Adjustment Amount set forth therein, shall be deemed to be and shall become final, binding and conclusive on all of the parties hereto.”

2.Settlement of Closing Report. That the parties have reached an agreement regarding the Final Net Adjustment Amount as set forth in the “Settlement of SpinCo Closing Report and Outstanding Payment Obligations” letter agreement, which has been executed on or about the date hereof.

3.Effect on Agreement. Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

4.Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

5.Counterparts. This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6.Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

7.Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

CITRIX SYSTEMS, INC.

By:	/s/ Antonio Gomes
	Name:	Antonio Gomes
	Title:	Senior Vice President & General Counsel
GETGO, INC.

By:	/s/ Michael J. Donahue
	Name:	Michael J. Donahue
	Title:	Secretary
LOGMEIN, INC.

By:	/s/s Michael J. Donahue
	Name:	Michael J. Donahue
	Title:	SVP/GC